WalterAllanHall
ASSURANCE AND FINANCIAL REPORTING

Walter Allan Hall Pty Ltd, Australian Securities and Investment Commission Authorised Audit Company 424505 ABN 39 158 928 011

CONSENT OF INDEPENDENT AUTHORISED AUDIT COMPANY

We consent to the use, in Amendment No. 3 to the offering statement on Form 1-A/A (SEC File No. 024-11164) (the "Offering Statement") of Elegance Brands, Inc., of our audit report, dated May 28, 2020, related to the audit of Australian Boutique Spirits Pty Ltd. for the fiscal years ended December 31, 2019 and 2018. We further consent to our audit report being attached as Exhibit 11.3 to the Offering Statement.

Don Walter
Director

Walter Allan Hall Pty Ltd
Brookvale NSW
July 18, 2020